Exhibit 3.6

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          FOR NEVADA PROFIT CORPORATION
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: GameZnFlix, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 is amended to read as follows:

Number of shares of common stock with par value: 2,000,000,000.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Consent not required under Article 5.

4. Effective date of filing (optional):
                 (must not be later than 90 days after the certificate is filed)


5. Officer Signature (required):           /s/ John Fleming
                                           -------------------------------------
                                           John Fleming, Chief Executive Officer


December 16, 2004.